Exhibit 99.1

NEWS RELEASE

Southcross Energy	1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, (214) 979-3700

Southcross Energy Partners, L.P. Announces Addition of Bruce A. Williamson to Board of Directors

DALLAS, Texas, April 2, 2013 — Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross” or the “Partnership”) today announced the election of Mr. Bruce A. Williamson to the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC, Southcross’  general partner. Mr. Williamson was elected to the Board on April 1, 2013 and will serve as a member of the Board’s audit, compensation and conflicts committees.

Mr. Williamson brings to Southcross extensive expertise in the energy industry. He is currently the President and Chief Executive Officer of Cleco Corporation (NYSE: CNL), an electric utility company, and was the Chairman, President and Chief Executive Officer at Dynegy, Inc., from 2002 through 2011. Prior to his role at Dynegy, Inc., Mr. Williamson was the President and Chief Executive Officer of Duke Energy Global Markets. Prior to Duke Energy and predecessor PanEnergy, Mr. Williamson spent 14 years with Shell Oil Company in a variety of positions of increasing responsibility primarily in exploration and production. He received his BS degree in finance from the University of Montana, and his MBA from the University of Houston.

Mr. Williamson currently serves on the Board of Directors of Questar Corporation (NYSE: STR), an integrated natural gas company.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs.  The Partnership’s assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, two fractionation plants and approximately 2,730 miles of pipeline. The Partnership’s South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas.  Visit www.southcrossenergy.com for more information.

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Contacts:

Southcross Energy Partners, L.P.

Kristin Hodges, (214) 979-3720

Investor Relations

investorrelations@southcrossenergy.com